Exhibit 1

List of Executive Officers and Directors of Valepar

The following information is provided for each of the directors and executive officers of Valepar as of the date of the event which requires the filing of this statement, June 27, 2017:

•                  name,

•                  residence or business address,

•                  present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted, and

All of the following persons, except Toshiya Asahi, are citizens of the Federative Republic of Brazil.  Mr. Asahi is a citizen of Japan.

Directors as of June 27, 2017

Name	Residence or Business address	Present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted
Gueitiro Matsuo Genso	Praia de Botafogo nº 501, 4º andar, Rio de Janeiro, RJ	Chief Executive Officer PREVI – Caixa de Previdência dos Funcionários do Banco do Brasil (“Previ”)

Arthur Prado Silva	Praia de Botafogo nº 501, 4º andar, Rio de Janeiro, RJ	Executive Manager of Previ

Marcel Juviniano Barros	Praia de Botafogo nº 501, 4º andar, Rio de Janeiro, RJ	Officer of Securities of Previ

Gilmar Dalilo Cezar Wanderley	Praia de Botafogo nº 501, 4º andar, Rio de Janeiro, RJ	Manager of Securities Interests of Previ

João Ernesto De Lima Mesquita	Praia de Botafogo nº 501, 4º andar, Rio de Janeiro, RJ	Manager of Securities Interests of Previ

Fernando Jorge Buso Gomes	Av. Paulista nº 1450, 9º andar, São Paulo, SP	Chief Executive Officer Bradespar S.A.

Moacir Nachbar Junior	Núcleo Cidade de Deus, Prédio Vermelho, 4º andar, Vila Yara, Osasco, SP	Executive Managing Officer of Banco Bradesco S.A.

Denise Pauli Pavarina	Núcleo Cidade de Deus, s/nº, Prédio Vermelho, 4º andar, Vila Yara, Osasco, SP	Executive Managing Officer of Banco Bradesco S.A.

Name	Residence or Business address	Present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted
Toshiya Asahi	Praia do Flamengo nº 200, 14º andar, Rio de Janeiro, RJ	Executive Vice President of Mitsui & Co. (Brasil) S.A.

Eduardo De Oliveira Rodrigues Filho	Rua Ataulfo de Paiva nº 482, sala 301, Rio de Janeiro, RJ	Managing Partner CWH Consultoria Empresarial

Eduardo De Salles Bartolomeo	Av. Ataulfo de Paiva nº 1251, sala 302, Rio de Janeiro, RJ	Chief Executive Officer of Nova Transportadora do Sudeste - NTS S.A.

Carlos Antônio Vieira Fernandes	SCN, Quadra 02, Bloco A, Ed. Corporate Financial Center, 12º e 13º andares, Brasília, DF	CEO of Funcef - Fundação dos Economiários Federais

Executive Officers as of June 27, 2017

Name	Residence or Business address	Present principal occupation or employment and name, principal business and address of any corporation or other organization in which such employment is conducted
Gueitiro Matsuo Genso	Praia de Botafogo nº 501, 4º andar, Rio de Janeiro, RJ	Chief Executive Officer Previ

Fernando Jorge Buso Gomes	Av. Paulista nº 1450, 9º andar, São Paulo, SP	Executive Officer Bradespar S.A.